Exhibit 10.1

Certain identified information in this exhibit has been excluded from the exhibit because it is confidential and not material.

September 13th, 2023

John Canning

[REDACTED]

Re: Terms of Separation

Dear John:

This letter confirms the agreement between you and Cineverse (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims.

1.
Separation Date: September 13th, 2023 is your last day of employment with the Company (the “Separation Date”).

2.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on September 13th, 2023, we provided you a final paycheck in the amount of $52,316.43 less applicable state and federal payroll deductions and withholdings. for all wages, salary, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. Additionally, you will receive your earned FY 2023 MAIP bonus as was approved by the Compensation Committee at the same time such payment is made to all other MAIP recipients.

3.
Acknowledgment of Additional Payments: This further confirms that you will be receiving the Company True-Up Match for Plan Year 2022 of your 401k in the amount of $8,700.02, any earned PSU Tranche B award at such time as it is approved and released by the Compensation Committee, and on September 13, 2023, the remainder of your SARs grant vested and was adjusted according to the recent Reverse Stock-Split. By signing below, you acknowledge that the Company does not owe you any other amounts.

4.
Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 7, below, the Company agrees to pay you a total of $175,000.00, less applicable state and federal payroll deductions and withholdings, which constitutes six months’ base pay, to be paid in equal installments in accordance with the Company’s normal payroll practices over a six month period, beginning with the first payroll date following the expiration of the revocation period described in paragraph 16, below; and (b) reimburse any premium payments you make to continue your existing health insurance coverage under COBRA for up to six (6) months. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

5.
Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6.
Confidential Information: You hereby acknowledge that you are bound by the Company’s Confidentiality Policy and the provisions in your September 13th, 2021 employment agreement and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the employ~~m~~ent agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
7.
Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit‑sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

8.
Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Furthermore, the Company agrees that its corporate officers will not disparage the Employee with any written or oral statements concerning their employment with the Company.

9.
Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

10.
Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11.
Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

12.
No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

13.
Prior Representations: I am not currently aware of any misrepresentations the Company has ever made to East West Bank, Eisner Amper, Armistice, or any other investors in the Company’s IPO, nor have I previously made the Company aware of any such alleged misrepresentations.

14.
Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 6, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

15.
Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

16.
Review of Separation Agreement: You understand that you may take up to twenty‑one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Paragraph 4 will be provided only after the end of that seven (7) day revocation period.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

CINEVERSE

By:	/s/ Mark Torres
Mark Torres
Chief People Officer

READ, UNDERSTOOD AND AGREED:

Signature: /s/ John Canning__________ Date: _9/15/23__________________________

John Canning